Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of EyeGate Pharmaceuticals, Inc. on Form S-8 (No. 333-202207) of our report dated March 31, 2015, on our audits of the consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014, which report is included in this Annual Report on Form 10-K, to be filed on or about March 31, 2015. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EISNERAMPER LLP

New York, New York

March 31, 2015